Exhibit 99.1

Newark, N.Y. July 8, 2008 - IEC Electronics Corp. (OTCBB: IECE) reports that it has received an order from one of its Military and Defense customers valued at more than $3.7 million. Deliveries will commence during IEC’s fourth quarter ending September 30, 2008 and will be completed by April 2009.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “We have a good relationship with this customer. They value what we do for them, and we are proud to be able to manufacture these products for an important military program. IEC is the exclusive supplier of these products, thus enabling the customer to avoid the uncertainty that can be associated with a new supplier and in turn, allowing us to leverage the experience we have gained from previously building these complex electronic assemblies. In April, we announced a $4.7 million award and acknowledged at that time that there may be a follow-on order of $3 million based upon end market demand. The order we are announcing today is part of a completely different program, unrelated to the previous announcement.”

As a full service EMS provider, IEC is AS9100 and ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2007 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Heather Keenan	John Nesbett/Jennifer Belodeau
	IEC Electronics Corp.	Institutional Marketing Services (IMS)
	(315) 332-4262	(203) 972-9200
	Hkeenan@iec-electronics.com	jnesbett@institutionalms.com